PF Hospitality Group Acquires National Athletic Brand, EXO,

As Anchor to Company’s Retail Health & Wellness Division

BOCA RATON, FL (December 22, 2015) - PF Hospitality Group, Inc. (OTC PINK: PFHS) (“PF Hospitality Group” or the “Company”), a management firm which develops and operates innovative and healthy brands within the restaurant, hospitality and retail health & wellness industries, announced today that the Company has acquired Wyoming-based EXO:EXO, Inc. (“EXO”), a designer and producer of active wear brands offered in national fitness retailers in the U.S.

“We couldn’t be more pleased to have EXO added to our company’s brand portfolio, as a pivotal entity within our retail group,” said Vaughan Dugan, Chairman and CEO of PF Hospitality Group. “As we move towards diversification in our recently established retail health & wellness division, having EXO on board as an expanding brand will help bolster our capabilities within the health and fitness space.”

A brand founded on designing fashionable, functional, affordable products for athletes, while staying ahead of the trend, EXO (www.exosleeve.com) has experienced healthy growth among the functional fitness retail community. Led by Sloane McComb, a veteran of the retail nutrition industry and an athlete herself, EXO plans on bringing an enhanced assortment of products and services to the consumer fitness community.

Through the Company’s brand portfolio, EXO will have an opportunity to partner with other brand product lines that have - similar to EXO - experienced significant growth primarily due to the new wave of inventions, heightened technological innovations, and increased demand for wellness products targeting the functional fitness market.

EXO seeks to position itself as a top consumer brand of choice within the functional fitness market riding the wave of a worldwide fitness industry growth phenomena. One example of this growth is CrossFit, a now multi-million dollar brand with revenue reaching $100MM, according to Forbes Magazine article: (http://www.forbes.com/sites/mikeozanian/2015/02/25/how-crossfit-became-a-4-billion-brand/), which boasts more than 11,000 fitness facilities as of February, 2015. The global fitness and health club industry focused on the millennial-age customers generates more than $77.5 billion in revenue according to the 2014 International Health, Racquet & Sportsclub Association (IHRSA) Global Report. Taking a nod from the revenue growth within this market, and having a strong understanding of this shared customer group from years of experience within the restaurant and hospitality space, PF Hospitality Group is developing and identifying for acquisition brands within its portfolio for an eventual franchise proposition. The Company believes this strategy offers greater potential for company and shareholder value. Following this acquisition, PF Hospitality Group plans to expand its retail health and wellness division through strategic, complimentary acquisitions within the same space.

“We’re excited to collaborate with partners who share EXO’s passion for fitness and health,” said Sloane McComb, CEO of EXO. “We are looking forward to continued growth of our brand and expanded assortment for our customers, with our new ability to lean on the leadership and experience of PF Hospitality Group. We’ve already begun evaluating potential new avenues for revenue and are very excited to see what we will accomplish within the next year.”

McComb will continue to lead the direction of EXO in servicing and expanding its business and will be responsible for evaluating potential new product lines to add to EXO’s retail assortment. In addition, Ms. McComb will assist in targeting other unique, growing brands within the retail health and wellness industries and the formulation of partnerships or strategic promotions.

For more information on other PF Hospitality Group projects, please visit: www.PFHospitalityGroup.com.

About PF Hospitality Group

PF Hospitality Group, Inc., (OTC PINK: PFHS) is a management firm which creates, develops and operates innovative and healthy brands within the restaurant, hospitality and retail health & wellness industries. As the creator and current advisor organization of the global, all-natural and organic pizza franchise, Pizza Fusion, PF Hospitality Group oversees the franchise’s 16 locations throughout the United States, Saudi Arabia, and the United Arab Emirates. PF Hospitality Group has also created “Shaker & Pie,” an interactive restaurant concept which combines wood-fired pizzas with healthy, hearty Italian-influenced street food, slated to launch in Q2 2016 out of Boca Raton, Florida. Leaning on its extensive resources and depth of team members, PF Hospitality Group is actively partnering with brands that share a vision to provide a compelling value proposition so that new and unique concepts may be developed and operated with the customer, environment, and bottom line profitability in mind. For more information on PF Hospitality Group, please visit: www.PFHospitalityGroup.com.

About EXO:EXO

EXO, most recognized for its “Exosleeve” compression knee sleeves, designs and produces active wear, and has been a growing brand of choice in the athlete global consumer market for the past several years. EXO is the brand of choice for numerous “celebrity” elite functional fitness athletes including Brooke Ence, Elijah Muhammad, Lauren Brooks, and Noah Ohlsen and Olympic weightlifters competing on world and national stages. EXO’s products are utilized in functional athletic fitness, powerlifting, Olympic weightlifting, endurance training, boot camps, circuit training programs, and strength training protocols, and are sold in brick and mortar stores in the U.S. For more information, please visit: www.exosleeve.com.

Safe Harbor and Forward-Looking Statements

This news release contains statements that involve expectations, plans or intentions (such as those relating to future expansion of the company in the health and wellness markets or financial results) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these for- ward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Relations:

561-939-2520

IR@PFHospitalityGroup.com

Media Relations:

Nicole Biscuiti

(561)445-0447

n.biscuiti@PFHospitalityGroup.com